Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES FOURTH QUARTER AND 2007 FINANCIAL RESULTS

WOODBURY, NY, February 11, 2008 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the fourth quarter and year ended December 31, 2007. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating (loss) income to earnings excluding certain items.

Veeco will host a conference call reviewing these results at 5:00 pm ET today at 1-877-723-9521 (toll free) or 1-719-325-4825. The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00 pm ET tonight through midnight on February 26, 2008 at 1-888-203-1112 (toll free) or 1-719-457-0820, using pass code 4865894, or on the Veeco website. Please also see the Veeco website for a slide presentation reviewing financial data.

Fourth Quarter 2007 Highlights

•                  Revenue was $106.8 million, in line with Veeco’s guidance of $104-$112 million;

•                  Bookings were $114.9 million, at the high end of Veeco’s guidance of $105-$115 million;

•                  Net loss was ($9.4) million, or ($0.30) per share, compared to net income of $7.6 million, or $0.24 per share, last year. The current quarter net loss includes restructuring and other charges of $10.6 million;

•                  Veeco’s earnings per share, excluding certain items, was $0.07 compared to earnings per share of $0.29 last year, ahead of Veeco’s guidance of $0.00-$0.06 per share.

John R. Peeler, Veeco’s Chief Executive Officer commented, “Veeco’s revenues of $106.8 million were in line with our guidance, representing a decrease of 13% compared to the prior year fourth quarter but a sequential increase of 9%. We are pleased that fourth quarter bookings, at $114.9 million, were at the high end of our guidance. We received orders of over $40 million from HB-LED/wireless and solar customers for our metal organic chemical vapor deposition (MOCVD) systems and thermal deposition sources. Veeco’s fourth quarter data storage orders of $36 million were flat sequentially.”

“During the fourth quarter, Veeco made significant progress on our profit improvement programs,” continued Mr. Peeler. “We completed a 7.5% reduction in force, representing an annualized savings of nearly $12 million.  We are on track to consolidate corporate headquarters into our Plainview, NY site, which we anticipate will save $1.8 million annually. In addition, we have right-sized our data storage businesses, including the discontinuation of two products and consolidation of our Fremont, CA R&D center into Plainview, representing another $1.3 million of annual savings.  Veeco remains committed to our data storage customers and will focus our R&D and engineering expenditures on specific products aligned to their technology needs and transition to larger wafer sizes. While we will continue to rigorously focus on cost-containment activities, we are investing in our global field sales and service organization, strengthening our management team, and aligning our R&D spending to growth opportunities in LED, solar and nanotechnology.”

Fourth Quarter 2007 Summary

Veeco’s revenue for the fourth quarter of 2007 was $106.8 million, compared to $123.1 million in the fourth quarter of 2006. Fourth quarter 2007 operating loss was ($8.6) million, which includes the previously noted $10.6 million in restructuring and other charges, compared with operating income of $10.2 million in the fourth quarter of 2006.  Veeco’s fourth quarter 2007 earnings before interest, taxes and amortization excluding certain charges (EBITA) was $4.1 million, compared to $14.3 million last year.  Fourth quarter net loss was ($9.4) million, or ($0.30) per share, compared to net income of $7.6 million, or $0.24 per share, in the fourth quarter of 2006. Excluding $10.6 million in charges for severance, as well as asset impairment and inventory write-offs related to discontinued product lines in 2007, and excluding amortization expenses and using a 35% tax rate in both periods, fourth quarter 2007 earnings per share were $0.07 compared to $0.29 in 2006. Veeco’s fourth quarter 2007 bookings were $114.9 million compared to $109.1 million last year. Veeco recorded $16.2 million in backlog cancellations during the fourth quarter, primarily relating to certain discontinued data storage products.

2007 Summary

Veeco’s 2007 revenue was $402.5 million, compared to $441.0 million last year, and the Company’s 2007 operating loss was ($12.1) million compared with operating income of $22.5 million in 2006.  Veeco’s 2007 EBITA was $10.8 million, compared to $39.7 million last year.  2007 net loss was ($17.4) million, or ($0.56) per share, compared to net income of $14.9 million, or $0.48 per share in 2006.  Excluding certain charges and gains as well as amortization expense, and using a 35% tax rate in both periods, 2007 earnings were $0.17 per share, compared to $0.75 per share in 2006. Veeco’s 2007 bookings were $451.6 million compared to $493.8 million last year.

Outlook

The Company forecasts first quarter 2008 revenues to be in the range of $98-$105 million.  Veeco’s loss per share is currently forecasted to be between ($0.19) – ($0.09) on a GAAP basis, and earnings per share are currently forecasted to be between $0.00 to $0.06 on a non-GAAP basis (excluding amortization of $2.0 million and restructuring charges of $3.6 million, using a 35% tax rate). As previously announced, the Company expects to incur restructuring charges principally related to the consolidation of its corporate headquarters in the first quarter.  The range for these charges is $3.5 million to $4.0 million. ($3.6 million is the current estimate of these charges). Veeco currently expects that its first quarter 2008 bookings will be $105-$112 million.

Mr. Peeler commented, “As we have previously stated, the first half of 2008 will start off slowly.  We expect 2008 to be a recovery year for Veeco in terms of growth and profitability. While we always face unpredictability in our served markets, our 2008 goal is for revenue growth at a minimum of 10% and for operating spending to decline as a percentage of sales. While we are cautious about macro-economic issues, we are currently experiencing positive growth trends for Veeco’s MOCVD and MBE technologies in the HB-LED/wireless market, as well as early penetration in solar applications. In data storage, Veeco is well-aligned with our customers’ technology requirements, and focused on improving profitability in 2008. We also anticipate strength in the scientific research/industrial market to continue, driven by several new instrumentation products. While softness in the semiconductor market continues, our newly launched InSight™ 3DAFM offers Veeco opportunities for growth.”

About Veeco

Veeco Instruments Inc. manufactures Process Equipment and Metrology and Instrumentation solutions for the data storage, HB-LED, solar, wireless, semiconductor and scientific research markets. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

–financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$106,822	$123,112	$402,475	$441,034
Cost of sales	71,145	68,325	244,964	246,910
Gross profit	35,677	54,787	157,511	194,124

Operating expenses:
Selling, general and administrative expense	21,625	24,488	90,972	93,110
Research and development expense	14,833	16,371	61,174	61,925
Amortization expense	2,014	4,016	10,250	16,045
Restructuring expense	4,752	—	6,726	—
Asset impairment charge	1,068	—	1,068	—
Write-off of purchased in-process technology	—	—	—	1,160
Other income, net	(13)	(329)	(618)	(572)

Operating (loss) income	(8,602)	10,241	(12,061)	22,456

Interest expense, net	757	685	3,013	4,268
Gain on extinguishment of debt	—	—	(738)	(330)

(Loss) income before income taxes and noncontrolling interest	(9,359)	9,556	(14,336)	18,518

Income tax provision	161	2,081	3,651	4,959
Noncontrolling interest	(146)	(151)	(628)	(1,358)
Net (loss) income	$(9,374)	$7,626	$(17,359)	$14,917

(Loss) income per common share:
Net (loss) income per common share	$(0.30)	$0.25	$(0.56)	$0.49
Diluted net (loss) income per common share	$(0.30)	$0.24	$(0.56)	$0.48

Weighted average shares outstanding	31,128	30,859	31,020	30,492
Diluted weighted average shares outstanding	31,128	31,185	31,020	31,059

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating (loss) income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2007		2006	2007		2006

Operating (loss) income	$(8,602)		$10,241	$(12,061)		$22,456

Adjustments:

Amortization expense	2,014		4,016	10,250		16,045

Restructuring expense	4,752	(1)	—	6,726	(1)	—

Asset impairment charge	1,068	(2)	—	1,068	(2)	—

Inventory write-off	4,821	(3)	—	4,821	(3)	—

Write-off of purchased in-process technology	—		—	—		1,160	(4)

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	4,053		14,257	10,804		39,661

Interest expense, net	757		685	3,013		4,268

Gain on extinguishment of debt	—		—	(738	)(5)	(330	)(6)

Adjustment to exclude gain on extinguishment of debt	—		—	738		330

Earnings excluding certain items before income taxes	3,296		13,572	7,791		35,393

Income tax provision at 35%	1,154		4,750	2,727		12,388

Noncontrolling interest, net of income tax provision at 35%	(95)		(98)	(408)		(279)

Earnings excluding certain items	$2,237		$8,920	$5,472		$23,284

Earnings excluding certain items per diluted share	$0.07		$0.29	$0.17		$0.75

Diluted weighted average shares outstanding	31,399		31,185	31,346		31,059

(1) During the fourth quarter of 2007, the Company recorded a restructuring charge of $4.7 million, consisting of $2.9 million of severance costs, and $1.8 million of commitments associated with discontinued product lines.  In the second and third quarters of 2007, the company recorded an additional $2.0 million of severance costs, for a total restructuring charge for the full year of $6.7 million.

(2) During the fourth quarter of 2007, the Company recorded a $1.1 million asset impairment charge related to fixed asset write-offs associated with discontinued product lines.

(3) During the fourth quarter of 2007, the Company recorded a $4.8 million inventory write-off associated with discontinued product lines.  This was included in cost of sales on the GAAP income statement.

(4) During 2006, the Company purchased a 19.9% interest in Fluens Corporation.  During the third quarter of 2006, the Company finalized its purchase accounting for Fluens determining that Fluens is a variable interest entity and the Company is its primary beneficiary as defined by FIN46(R).  As such, the Company has consolidated the results of Fluens’ operations from the acquisition date.  As part of that acquisition, the Company acquired $1.2 million of in-process technology, which was written off as of the acquisition date.

(5) During the second quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

(6) During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the Company recorded a gain from the early extinguishment of debt in the amount of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$117,083	$147,046
Accounts receivable, net	75,207	86,589
Inventories, net	98,594	100,355
Prepaid expenses and other current assets	8,901	9,378
Deferred income taxes	2,649	2,565
Total current assets	302,434	345,933

Property, plant and equipment, net	66,142	73,510
Goodwill	100,898	100,898
Other assets, net	59,860	69,259
Total assets	$529,334	$589,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,639	$40,588
Accrued expenses	60,201	48,714
Deferred profit	3,250	251
Income taxes payable	2,278	2,723
Current portion of long-term debt	25,550	5,597
Total current liabilities	127,918	97,873

Deferred income taxes	3,712	2,423
Long-term debt	121,035	203,607
Other non-current liabilities	1,978	2,304
Total non-current liabilities	126,725	208,334

Noncontrolling interest	1,014	1,642

Shareholders’ equity	273,677	281,751
Total liabilities and shareholders’ equity	$529,334	$589,600

Veeco Instruments Inc. and Subsidiaries

Revenue and Bookings Analysis

(Unaudited)

Q4 2007 Revenue

Segment Analysis	$ Millions	%

Process Equipment	$71.0	66%

Metrology	35.8	34%

Total	$106.8	100%

Market Analysis	%

Data Storage	39%
Semiconductor	4%
HB-LED/wireless	31%
Scientific Research	26%
Total	100%

Regional Analysis	%

North America	33%
Europe	23%
Japan	11%
APAC	33%
Total	100%

Q4 2007 Bookings

Segment Analysis	$ Millions	%

Process Equipment	$78.3	68%

Metrology	36.6	32%

Total	$114.9	100%

Market Analysis	%

Data Storage	32%
Semiconductor	5%
HB-LED/wireless	36%
Scientific Research	27%
Total	100%

Regional Analysis	%

North America	25%
Europe	37%
Japan	6%
APAC	32%
Total	100%

Twelve Month 2007 Revenue

Segment Analysis	$ Millions	%

Process Equipment	$252.0	63%

Metrology	150.5	37%

Total	$402.5	100%

Market Analysis	%

Data Storage	34%
Semiconductor	9%
HB-LED/wireless	28%
Scientific Research	29%
Total	100%

Regional Analysis	%

North America	33%
Europe	19%
Japan	14%
APAC	34%
Total	100%

Twelve Month 2007 Bookings

Segment Analysis	$ Millions	%

Process Equipment	$305.6	68%

Metrology	146.0	32%

Total	$451.6	100%

Market Analysis	%

Data Storage	32%
Semiconductor	7%
HB-LED/wireless	35%
Scientific Research	26%
Total	100%

Regional Analysis	%

North America	33%
Europe	24%
Japan	11%
APAC	32%
Total	100%